Exhibit 99.1

Evergreen Energy Signs Definitive Agreement to Sell Buckeye Assets
- Buckeye Sale to Retire 2009 Convertible Notes -
- Spin-off of K-Fuel Technology Terminated; Company to Focus on GreenCert and K-Fuel Development -

DENVER, March 15, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE) today announced that it has signed a definitive agreement with Rosebud Mining Company for the sale of certain assets of both Buckeye Industrial Mining Co. and Evergreen.  The sale will generate aggregate proceeds to the company of $32.9 million, which includes the release of $5.0 million of cash reclamation bonds.
The proceeds from the Buckeye sale, which is anticipated to close in mid-May 2010, but in any event no later than June 30, 2010, will be used to retire the outstanding 2009 convertible notes including fees and accrued interest of $21.1 million, to fund related transaction expenses estimated at $2.5 million and for general working capital purposes.
“The Buckeye sale represents the culmination of an extensive marketing process for the assets, which commenced in June 2009.  Our process involved the review of multiple bids and other strategic transactions with respect to the assets and operations.  This transaction represents a significant milestone for Evergreen in 2010 in the execution of our continuing plan to focus on the commercialization of GreenCert™ and related technologies and alliances,” stated Thomas H. Stoner, CEO of Evergreen.
“We have long maintained our belief in the K-Fuel technology as a solution to improving the quality of low rank coal.  With the recent progress in China, we are no longer pursuing the spin-off of the K-Fuel technology as contemplated by the term sheet announced on January 7th.  However, we have maintained strong relationships in China and we continue to negotiate through our China joint venture with a large utility and chemical manufacturer in China to support the development of the K-Fuel plant in Inner Mongolia,” concluded Stoner.

Sale of Buckeye Industrial Mining Co.
Per the terms of the agreement, Rosebud Mining Company will purchase certain assets of both Buckeye Industrial Mining Co. and Evergreen, generating aggregate proceeds to the company of $32.9 million, including the release of $5.0 million of cash reclamation bonds.  Further, $2.8 million of the purchase price will be deposited into escrow for a period of twelve months to cover amounts payable to Rosebud pursuant to the indemnification provision of the sales agreement.  The transaction is subject to customary closing conditions and the completion by Rosebud of due diligence.  The sale is expected to close in mid-May 2010, but in any event no later than June 30, 2010.  Raymond James & Associates, Inc. (NYSE:RJF), acted as the exclusive agent for this transaction.

K-Fuel Transaction
With the sale of Buckeye, the Company is able to better focus its resources on core business activities, including the K-Fuel technology.  The company has terminated the contemplated K-Fuel spin-off as previously announced.  Evergreen’s China affiliate, Evergreen-China Technology Co., is continuing negotiations to construct a K-Fuel plant in Inner Mongolia, and will continue to lead the business development and plant construction activities related to this plant.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and commercialize our GreenCert™ suite of software services  and K-Fuel technology may be adversely impacted by the inability to complete the sale of Buckeye or raise significant additional capital on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:	Evergreen Media Contact:
Kirsten Chapman & Becky Herrick	Adam Handelsman
Lippert / Heilshorn & Associates	Lippert / Heilshorn & Associates
415.433.3777	212.838.3777
bherrick@lhai.com	AHandelsman@lhai.com

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